Exhibit 99.1

Annaly's Merger with FIDAC Becomes Effective

    NEW YORK--(BUSINESS WIRE)--June 4, 2004--Annaly Mortgage Management, Inc. (NYSE: NLY) announced that the acquisition of Fixed Income Discount Advisory Company ("FIDAC") was completed on June 4, 2004. Annaly will continue to operate as a self-managed and self-advised real estate investment trust, and FIDAC will operate as Annaly's wholly-owned taxable REIT subsidiary.
    The Company is a Maryland corporation which owns and manages a portfolio of investment securities. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its investment securities and the cost of borrowing to finance their acquisition.

    This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, FIDAC's clients removal of assets FIDAC manages, FIDAC's regulatory requirements, and competition in the investment management business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

    CONTACT: Annaly Mortgage Management, Inc.
             Investor Relations
             1-888-8Annaly
             www.annaly.com